Exhibit 99.1
  MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Jackie and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb Third Quarter Earnings Conference Call. [Operator Instructions] Thank you. I would now like to turn the conference over to Garth Russell from KCSA Strategic Communications. Please go ahead.
Garth Russell, KCSA Strategic Communications
Thank you, Jackie. Before turning the call over to management I’d like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward looking statements; the words anticipate, believe, estimate, expect, intend, will, guidance, confidence and other similar expressions typically are used to identify forward looking statements.
These forward looking statements are not guarantees of future performance and involve and are subject to risks uncertainties and other factors that may affect PFSwebs business, financial condition and other operating results which include but are not limited to the risk factors and other qualifications contained on PFSwebs report on form 10-K, quarterly reports on 10-Q and other reports filed by PFSweb with the SEC to which your attention is directed.
Therefore, actual outcomes and results may differ materially from those that are expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During this call, we’ll also present certain non debt financial measures including EBITDA, non-GAAP, net income, merchandise sales and certain ratios that use these measures and our press release with financial tables included, issue this morning, which is located on our web site at PFSweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant.
These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures. At this time, it is now my pleasure to turn the floor over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman, Senior Partner, Chief Executive Officer
Thank you, and good morning, everyone. I’d like to welcome everyone to our 2008 Third Quarter Conference Call. With me today, Tom Madden, our Chief Financial Officer; Mike Willoughby, President of our Services Business. This morning, we will provide you with an overview of financial results for Q3 and add some color on the events that shaped the quarter. Following the prepared remarks, Tom, Mike and I will be available for a few questions.
For the September period, we reported our sixth consecutive quarter profitability and generated adjusted EBITDA of 2.5 million and non-GAAP income of positive $400,000. These results, we believe, are especially significant when you consider the difficult nature of our global economy as it sits right now. I am very proud of our management team and the efforts that they have turned in light of all the difficulties I believe all companies are facing at this point in time.
Before I turn it over to Mike, just let me give you some highlights for the quarter. First, we are very encouraged with the flow of new business into our Services segment. As a result of our end-to-end ecommerce offering we unveiled earlier this year, we continue to see a strong new client flow. This past quarter, the service fee business segment signed several new client arrangements; most of which are utilizing this end-to-end ecommerce solution offering.
Currently, we believe we are one of only a few outsourcing service providers offering a true end-to-end ecommerce solution that encompasses world class technology, operational capabilities and a global scale. We believe the silent demand for this comprehensive set of services will only continue to increase as the growth of web commerce overall continues to accelerate here in the US and throughout the world.
Second, as announced last week, we received a non-renewal notice from a large service fee client. This client’s decision is clearly disappointing and this non-renewal as well as the continuing economic down turn will affect our service fee revenue and growth outlook for 2009.
Our business model is flexible and variable and should permit us to reduce many variable costs and allow us to redeploy certain of our existing infrastructure to other client activities partially offsetting the impact of these events. This non-renewal was surprising to us and hard to rationalize given the stellar performance in service and value we have provided this client over the past seven years.
Third highlight for the quarter is positive trends in our eCOST.com business segment. eCOST reported revenue for the quarter of 23.7 million which is down from last year; last year same period. Excuse me. But, as I have mentioned in previous calls, our business strategy continues to be focused on improving gross margins through improvement in our pricing sophistication and the quality of our product mix. We continue to show good success in this area.
This strategy has resulted in a greater focus in the growth of our business the consumer segment, which grew 9% this period versus last year. However, this same strategy along with the general economics softness have contributed to lower revenue levels this past quarter in our business-to-business segment as we have seen in most of the quarters this year.
As a result of our efforts, gross margins overall improved 40 basis points to 9.2% versus 8.8% in the prior year period. Our business to consumer segment showed an even strong gross margin improvement versus the same period last year. These exciting trends are directly attributable to a growing mix of higher gross margin product categories, including house wares, sporting goods and office supplies.
EBITDA for the period for eCOST was a loss of about a half a million which is generally flat versus the same period last year but on about $4 million of lost revenue further showing the positive impact of our margin improvement strategies.
So in summary the highlights for the quarter are an outstanding new business activity in our Services segment, very positive trends in the eCOST consumer segment, and obviously the disappointment of the non-renewal of the US government contract. So with this information in summary is a broad backdrop.
Now let me turn the call over to Mike who’ll give you some additional details about the Services business specifically. Mike.
Michael Willoughby, Senior Partner, President of Priority Fulfillment Services
Thank you, Mark, and good morning, everyone. Before beginning my comments I’d like to remind you that when I refer to our Services Business segment I’m including both our Supplies Distributors and our PFS service fee business since both of these business have essentially the same operating business model, although they have a different financial model.

Since our last conference call we were awarded five new deals with well-known brands in the consumer goods space. First we signed a master agreement with a luxury goods retailer to provide for widely recognized luxury or fashion apparel brands with comprehensive end to end e-commerce solutions. With this master agreement we’re leveraging our warehouse, order fulfillment, and logistic services to support each of the brands.
We’re also providing custom tailored high touch fashion and apparel customer care services. Implementation of these programs for each of the four brands is currently expected to be completed throughout 2009 and the first site will launch in the first quarter of 2009. The great thing about this deal is the master agreement has the potential for expansion through the addition of other brands within this portfolio going into the future.
Next we were selected by a large footwear retailer with global operations to provide a seamless customer care solution that supports their multi channel business operation. With this agreement we’re providing customer contact services in our Plano, Texas, and Memphis, Tennessee, call center facilities.
Turning now to the contracts we discussed last quarter, which had been implemented and are currently in production, we were selected by Sunglass Hut to implement a custom e-commerce solution. Sunglass Hut is owned by Luxottica Group who is a leader in the design and manufacturing, as well as the distribution, of premium fashion and luxury eye wear.
This solution leverages our e-commerce technology to facilitate shopping cart and checkout functions and includes a custom order management and order fulfillment solution that will be supported from our Memphis facility. It also includes a high touch customer care solutions supported from our Plano, Texas, headquarters. We successfully launched this initiative earlier this month and we are now fully implemented and supporting this exciting new client.
We have also completed the launch of a high touch customer contact solution in our Plano facilities for Sephora. Sephora is the division of the Moet-Hennessy Louis Vuitton the world’s leading luxury product group. Sephora features over 250 classic and emerging brands across a broad range of products categories.
These product categories include skin care, fragrance, makeup, and hair care. Sephora operates about 515 stores in 14 countries worldwide, with an expanding base of over 126 stores across North America. Our customer care solution, augments Sephora’s own in house capabilities and provides Sephora with the sale ability and resistance while precisely matching the brand expectation and their unique culture.
Looking towards the future, we believe that there are several factors, already built into our business that will be important in the midst of difficult economic times in that retail environment as Mark alluded to earlier. One factor is our diverse roster of Blue Chip clients and our new mix of B2B and direct to consumer client works.
Our B2B clients tend to have less seasonal fluctuation in their business cycle which helps to offset our direct to consumer clients typically rely on a very strong December quarter. Our direct to consumer clients also have the potential to be more broadly exposed to weakening consumer confidence.
That said we still have reasons to believe that the 2008 holiday season with our direct to consumer clients that are operating an online channel will benefit from higher growth rates than from traditional channels of brick and mortar or mail order catalogues.

To support this recent report published in 2008 in Forrester Research predicted US on line retail sales for this holiday season will reach $44 billion and that represents a 12% increase over last year.
As Mark mentioned, from a new business prospectus one competitive differentiator that we believe will help us compete for new business contracts is our end-to-end ecommerce solutions. Earlier this year we launched our end-to-end new solution utilizing the demand ecommerce platform.
In October of 2008 we successfully participated in the shop.org annual meeting where our end to end offering received very favorable reviews from industry analysts and retailers alike. This offering affords retailers and branded consumer good manufacturers complete out sourcing solutions which customize to their unique strategy, and we allow these companies to do this without losing the site or brand control that has been associated with earlier proprietary end solutions.
As traditional retailers struggle and a declining economic environment we’re seeing a greater new business opportunities from companies who want to build an on-line presence and tap into new markets and new geographies. Our current pipeline with pending proposals remains in line with our expectations for this time of year.
Currently our perspective new business pipeline is valued in excess of $30 million based on client projected volumes. This total excludes the six new deals for which we have recently completed contracting and are now implementing.
To summarize we believe the recent wave of new clients that we have signed, as well as our pipeline of pending proposals, demonstrates the strong demand for our global solution in the US, European, and Asian markets. And it validates our ability to extend the reach of leading brands without disrupting their existing franchise and operations.
Our solutions meets the needs of large international corporations to reach customers in new countries via the internet without losing control of their brands and minimizing the risk of entering new markets. By utilizing our global e-commerce solution companies can tap into new markets more effectively and more efficiently.
Now for some highlights from our eCOST business I’m going to turn the floor back over to Mark.
Mark C. Layton, Chairman, Senior Partner, Chief Executive Officer
Okay, thank you, Mike. Turning to eCOST.com segment, as I mentioned in my opening, quite happy with the progress that our eCOST team continues to make in driving this business model towards sustainable profitability; over the past two and a half years our team has worked endlessly to revamp and transform the eCOST.com business model with an eye towards improving all financial performance and ensuring that our services, cost, and customer acquisition strategies were tied to a business strategy that we believe can drive long-term financial health and viability for this segment.
We believe our strategies are on the right track and our progress is evident as we specifically analyze our business to consumer segment this quarter. The business consumer segment margins have shown consistent improvement over the last 18 months.
Further we’re showing solid top line growth in a difficult economic climate, as our business to consumer segment was up 9% versus the same quarter last year. The vast technology capabilities we have deployed to properly manage merchandise and price was now over 200,000 SKUs we offer is working very well and has much more scalability potential. In Q3 we added one new significant virtual warehouse partner in the office products area that brought us about 10,000 new office products and office equipment SKUs.
And we expect to add one additional VW partner in Q4 that when implemented will bring a significant additional expansion of SKUs in our home store section. The business to consumer segment now represents over 60% of the revenue and an even higher percentage of the adjusted gross margin of eCOST overall. It’s with these trends continuing that we derive our positive outlook for the future of the eCOST business segment.
Conversely the business to business segment at eCOST has become a less attractive market for us as we look to the future. Revenue in Q3 was down sharply versus the same quarter in 2007. As the economy has slowed competition in the small and medium business segment or eCOST as traditionally focused its efforts has increased as larger industry competitors with greater buying power, who previously were less active in this part of the market, look for additional revenue sources. The result has been increased pricing competition, resulting in less attractive margins which don’t work with our strategy of improving overall margins.
So because of the much more attractive financial characteristics of the consumer segment, and our belief that through our efforts in improving product breadth, daily deal offerings, overall service and many more components, that our competitive position is just simply much stronger and more sustainable that in the business to business segment. And we’re going to continue to pour more and more of our time, financial and intellectual resources into this consumer segment as we look to the future.
We continue to develop and bring forward new capabilities for the eCOST business. This past week you’ll see the release where eCOST unveiled a number of new significant enhancements to its website. These enhancements include a feature pack, new addition of our patented bargain countdown shopping technology. We added 10,000 new products in the office and equipment and supplies categories as I mentioned previously. And a new, richer shopping cart and check out experience that’s being deployed as we speak. Collectively these improvements will provide shoppers at eCOST.com improved functionality, shopping speed, and an overall customer experience that is much improved just in time for the holiday season.
eCOST is certainly become known as the place for deals on the web. Our team of merchants is now sourcing over 100 limited time, limited quantity, incredibly priced offers daily that are then immediately offered to shoppers using our proprietary bargain countdown technology. These offers include products from major manufacturers, including Hewlett-Packard, Sony, Garmin, Dyson, Onkyo, Denon, Cuisinart and many more.
Let me now turn to some specifics of the operating metrics for eCOST for the quarter ended September 30, for your information. In the third quarter 2008, eCOST had approximately 1.8 million total customers on its list. This compared to about 1.7 in the same period last year. New customer growth for the quarter was quite strong. We added 34,750 new customers in the third quarter of this year that compares to 21,460 new customers a year ago. So it is up significantly.
For the three months that ended September 30, eCOST reported a total 71,600 orders that were shipped and our average order value was $323. This compares to about 65,000 orders shipped in third quarter of 2007 and an average order value of about $405. Those numbers again point to the growing number of our business to the consumer segment.
Ad expenses for the third quarter were about 274,000 that compares to about 220,000 for the third quarter last year. Our ad spend is in line with our continued focus on more efficient viral marketing efforts.

The estimated costs to acquire a new customer for the third quarter of 2008, was $5.62, this excludes our catalogue costs, compared to $7.08 excluding catalog costs for the third quarter of 2007. The estimated costs to acquire a new customer are calculated by taking our total ad expenses during the period and dividing by the total number of new customers in the period.
In order to best manage advertising expense we have focused our out bound marketing efforts more on viral and email marketing programs to increase awareness of our diverse products and our great daily deal set that we offer.
Finally, we continue to be on target to achieve cash flow break even for the eCOST.com business based on a run rate of approximately, 10 million in revenue and 10% adjusted gross profit margins. Now with the changes in strategy and the growing portion of our consumer business happening that greater emphasis on the consumer segment and the improving margin numbers that we’ve been experiencing now makes it conceivable that cash break even could be achieved at a lower revenue number with a high gross margin component.
And we’ll continue to watch this as the quarters enfold. But as such we continue to believe that cash break even is an achievable near term goal of this business segment. And as I’ve mentioned three times here, we continue to be very excited about the growth of our consumer business and the efforts that we are making and the success that is coming about from that.
So now let me turn the mike over to Tom, who will cover financials for the quarter. Tom?
Thomas J. Madden, Senior Partner, Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the quarter ended September 30, 2008. Then I will provide some select operating highlights for certain business segments as well as a net overview of key balance sheet items.
As reported in our press release, our consolidated revenue for PFSweb in the quarter ended September 30, 2008, was $109.9 million compared to $112 million reported in the third quarter 2007. Gross profit for the third quarter of 2008 was 13.3 million or 13% of net revenue excluding past due revenue, as compared to 11.9 million or 11% of net revenue excluding past due revenue in the second quarter of 2007 the; I’m sorry, the third quarter of 2007.
The increased consolidated gross profit is primarily attributable to our Q3 performance and our Services Business, as well as the impact of reduced sales volumes from our lower margin product revenue businesses. As we have discussed previously we utilized adjusted EBITDA as a key metric in evaluating our operational performance. In the third quarter our consolidated adjusted EBITDA was 2.5 million versus 3.2 million in the prior year period.
For the third quarter net income was $43,000, approximately break even on a per basic and diluted share basis. And that compares to net income of about $162,000 or $0.02 per basic and diluted share for the same period last year. Another key metric we use in evaluating our financial performance is non-GAAP net income. To calculate this we exclude from net income, calculated in accordance with GAAP, the impact of stock based compensation and amortization of identifiable intangible assets.
For the third quarter non-GAAP net income was approximately $400,000 or $0.04 per basic and diluted shares as compared to non-GAAP net income of about $0.5 million or $0.05 per basic and diluted share for the same period last year. So, on a non-GAAP basis we were pretty consistent with our performance last year. We are pleased with our results for this quarter especially as Mark indicated earlier, it being our sixth consecutive quarter of consolidated profitability.

Now turning to the performance of select business segments for the quarter ended September 30, first our service fee revenue growth for both the three and nine months ended September 30, 2008, is attributable to new contracts, temporary increased activity occurring from January 2008 and ending September 2008 for our US Government contracts, as well as incremental project activity.
SG&A increased in the September quarter versus the prior year period primarily due to increased personnel costs and the prior year results benefiting from a favorable impact on exchange rates on certain intercompany accounts.
For our Supplies Distributors business segments, revenue was 55.4 million in the September, 2008 quarter compared to 58.3 million for the prior year period. Gross margins as well as net profit in this business were relatively consistent on a year-over-year basis, which is expected for this business segment.
As for eCOST.com, eCOST revenue in the third quarter was 23.7 million compared to 27 million last year. eCOST adjusted EBITDA was basically flat compared to the prior year quarter. As Mark indicated earlier, our enhanced focus and success was in the B2C segment offset a revenue decline in the B2B segment of this business.
Spend a minute now talking about our lending arrangements. As a result of the difficulties in the global credit markets over the last several months, we’ve obviously done frequent contacts with all of our lending partners and pleased to report that we’ve not experienced any changes to our current financing agreement. We’re in compliance with all of our facilities and continue to maintain a very strong proactive relationship with our lenders.
Most of our credit facilities have maturity dates in the spring of 2009 and we’ve begun the process of working with our lenders towards renewing these facilities. While the credit industry is still in the state of flux, and it’s impossible to predict the future, we currently expect to renew all facilities as they reach the maturity dates.
As far as other working capital components of our business our accounts receivable DSO performance, inventory turnover, and accounts payable days to pay remain healthy throughout all three business segments.
Now I’d like to turn the call back over to Mark for some closing remarks.
Mark C. Layton, Chairman, Senior Partner, Chief Executive Officer
Thank you, Tom. So to recap our results for the quarter, the quarter reflected continued solid performance in our Service Fee business and improving fundamentals in the eCOST.com business. In the face of a difficult retail environment we believe our performance will be supported by our current diverse roster of Fortune 500 and Global 1000 clients and the robust pipeline of new businesses from leading brands that Mike has talked through in his portion of the call.
Turning to our targets for fiscal year 2008, going into the peak holiday season we believe the company is on track to achieve the financial targets that we updated earlier this month for fiscal 2008. Including consolidated adjusted EBITDA of ten to 12 million, non-GAAP net income, which excludes the impact of stock based compensation, and the amortization of identifiable intangible assets is targeted to be approximately one to three million for the same period.
We’re targeting revenue excluding pass thru revenues of approximately 425 million to 445 million for the year. The EBITDA guidance and the non-GAAP net-income guidance is the same guidance that we provided throughout 2008. We did make an adjustment to the revenue guidance given the economic climate earlier this month. And at this point we are still solid in terms of where we believe that revenue guidance will come in for the year now that revised guidance.
We’ve not yet completed our internal forecast for calendar year 2009 at this time. There are many moving parts that will have an impact on the 2009 forecast that we want the benefit of more time in order to be able to better forecast our outlook.
Some of these moving parts include the final transition date of the large government contract that we’ve spoken of, outstanding proposals for various project activities, the start dates of the number of new clients that are in our implementation pipeline currently that Mike’s discussed, our success at winning additional new contracts currently in our sales pipeline, and the overall credit and economic climate.
Collectively these things just create an atmosphere where it’s difficult to forecast at this time. And as I mentioned we just want more time to allow some of these moving parts to settle out, so that we can make an accurate 2009 forecast.
But as we look at our business right now it’s important that we state to you that we remain optimistic about our long term future. We believe our financial foundation remains solid. We have cash, solid banking relationships and outstanding new business pipeline, and a business model that allows us to quickly respond, cost and operations wise to the ups and downs of swings and client activity. Our tangible net worth remains in excess of $25 million, which includes over $16 million of cash.
Our collection of world class assets technology and our infrastructure specifically, we believe would take well over $100 million to recreate. We have a stable of approximately 40 premier brands through our clients at PFSweb, and we add a growing red commerce retail business in that consumer segment of eCOST, that in itself we believe has significant value.
In short we believe we have created a business model that has been designed to weather the current economic storm, and will be poised and ready for substantial growth as the economy picks up again. That concludes our prepared comments for today. Operator, we will now be available for a few questions.

  QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question comes from the line of Alex Silverman with Special Situations Fund.
<Q — Alex Silverman>: Hello?
<A — Mark Layton>: Hi, Alex.
<Q — Alex Silverman>: Hey, good morning. A few questions; first off it looks like with the cost to acquire at eCOST on the B2C dropping, nice growth in new customers, can you talk about the dynamics there?
<A — Mark Layton>: I’m sorry, again Alex? Sorry.
<Q — Alex Silverman>: So in other words, the cost to acquire new customers has dropped. You’ve added a bunch of new B2C customers. Is it more word of mouth; is it cheaper to acquire search words? Give me a sense of what’s going on there.
<A — Mark Layton>: Well, okay. It’s a good question and we had a great quarter in terms of new customer acquisition in the eCOST business. And it’s really attributable to our deal activity. We see a lot of viral activity going on with the deals that we’re sourcing out there and I think it’s indicative of the economic climate. I think people drive to deep discount providers like ourselves when the economic climate takes a downturn as it has. So I think that’s a portion of the activity is the viral growth that’s there. The second part of it is that we are doing very little in the paid search and in the shopping comparison engines right now. And even last year, our efforts were down a lot, but we basically are doing almost none of the paid search activity at this point in time, just simply because the costs are too high for us to be able to acquire customers. So our efforts marketing-wise have been focused on finding avenues of new customer acquisition that make financial sense for us. Our affiliate base has grown significantly. We now have over 1,500 affiliates that help post eCOST products on their sites. And I think in the last 60 days, over 800 of those were active affiliates, meaning we got a new; we got an order from that affiliate site. And you’ll see in that affiliate area out there roughly 60 to 70% of the customers that come through those affiliate sites out there are new customers. And the financial characteristics that we pay from a commission standpoint on affiliate basis makes for a pretty attractive financial acquisition model for us. So we’ve put a lot more efforts into growing that affiliate base out there. So I think it’s those two things collectively that have led to a reduced customer acquisition expense and in increase in the number of new customers that we have.
<Q — Alex Silverman>: It looks to be a very profitable new customer acquisition.
<A — Mark Layton>: Yes, at this point. Now the only question is, I don’t know that it’s scalable to think that we can acquire 100,000 new customers a quarter that way, so we have to temper our growth outlook based on that but it’s a lot more financially appropriate, given the strategies that we have to drive this business to profit.
<Q — Alex Silverman>: Fair enough. Second question for me is, the five new customers that you won in the quarter, the service customers you won in the quarter, are these folks new to direct to consumer? Or are they or are you winning them are you taking them away from a competitor? Could you just talk about that, for a moment?
<A — Michael Willoughby>: Sure. They were all with other providers so they’re wins against other competition. The master agreement with the four brands, I referred to, one brand was with a smaller regional provider. And the remaining three brands were with one of our direct competitors. I think that it points to our ability to meet head to head with some of our competition out there and win business. And then the fifth one, the call center deal, was a combination of in source and a small provider that they used so they consolidated with us as a overall provider.
<Q — Alex Silverman>: And are you winning on price? Are you winning on technology? On service? A mixture of what is it?
<A — Mark Layton>: I think that we’re priced competitive but we’re not buying deals. We are winning with a very positive reputation in the market place for quality and a very flexible solution so we’re going into our competition already having, I think, an advantage with our reputation. I think that one of the things that are really helping us with our sales cycle is that we have a truly global offering. It’s not just on paper, global. So we’re able to take clients when they are ready, into Europe, and leverage those same platforms without a bunch of reinvestment in order to launch into the new geography. And I think that probably the most important facet of the offering is that we’ve done this with best of breed components that are rather advanced than by comprising on the different parts of the Indian solution. So there is no compromise as the clients are picking us to offer a single point of accountability for all these different components.
<Q — Alex Silverman>: The same level of profitability as in the past, a 25, 35% margin? You know, when they mature?
<A — Mark Layton>: Yes. The deals when they are maturing as still in that range.
<Q — Alex Silverman>: Great. And remind us if you would the dollar amount of the new customers won in 2008? Roughly?
<A — Mark Layton>: This Call. I am trying to make sure that I don’t carry over some of the 2007 numbers.
<A>: If you could give us just a minute. We will come back to that on the end of the call, Alex, in just a minute. Good question. Any other questions?
Operator: Your next question comes from the line of Jim Curran with New Salem Investment Capital. Please go ahead.
<Q — Jim Curran>: Yes. Can you help us to understand the magnitude of the contract loss maybe in terms of servicing revenue and relative margin to the rest of the business?
<A — Thomas Madden>: The quarterly business activity that we’ve been doing to the US government agencies has ranged over the last four quarters from kind of a — it’s fluctuated from about $6 million a quarter up to $10 million. So it’s varied a little bit over the last period of time. We have had some incremental work this year with this agency that was, as I indicated on my part of the call, more of a temporary increase that took place. If you look historically, it had been closer to a five to $7 million quarterly number.
<Q — Jim Curran>: Is that in line as far as margins with the rest of the business?
<A — Thomas Madden>: We don’t specifically talk about margins on individual business activities, or individual clients.
<Q — Jim Curran>: Okay. And you claim you had a good relationship good service, so that relationship and that connection with the government give you any networking in to try to establish any other government agencies as clients?

<A — Mark Layton>: Yes, certainly. I mean it’s been a segment we have marketed in and will continue to do so. I mean we will leave on good terms, and even within this particular entity we are hopeful for other additional business opportunities in the future.
<Q — Jim Curran>: Okay. Thanks.
Operator: Your next question comes from the line of George Walsh with Gilford Securities.
<Q — George Walsh>: Could you go into a bit the, as you have the new contact, the new customers, the service and capital expenditures and how you’re set up to finance those?
<A — Thomas Madden>: At this point in time, for the new contracts that we’ve recently won, we believe that for the most part they will fit into our existing infrastructure from both call center and distribution standpoint. So it should not require a significant amount of incremental capital expenditure. There will be certain customized components to it that we’ll need to purchase. But for the most part, the good news here is that we will be able to use our existing infrastructure to support most of the needs.
<Q — George Walsh>: Okay. And on the eCOST side, one of the things that’s going on in retail obviously is there’s pressure on the consumer, but there’s also liquidation sales for retailers going on. And how does that work for you guys? Is that something that makes it more competitive price wise? Or does it create opportunities for you to get deals to put on your site.
<A — Mark Layton>: Some of both but more of the latter. We are seeing a good deal flow right now. As inventories grow with manufacturers because of a reduction in consumer demand, it creates opportunities for us in close out and just inventory overstock opportunities and certainly with some of the major retailer issues that you’ve heard out there, there is a back flow out of retail and into the discount that is creating deal opportunities for us as well. Now that give us, I would say, we’re probably 70% benefit in that. Because of the flow though, you do have others who become enriched from an inventory standpoint that maybe traditionally didn’t have that, so there is a bit more of a competitive marketplace out there than there might have been in kind of regular times, if you will.
<Q — George Walsh>: Okay. And if I could address a bit, Mark, the market cap of your stock now is under $10 million, the government contract is an issue, but it seems that you should be able to be an ongoing entity but the market is pricing like you’re not an ongoing entity. But you had cash flow, you’re less than cash, you’re less than book value, they’re absolutely extraordinary valuations, and I there are extraordinary pressures in the selling of these stocks with redemptions and just liquidity issues. But I think between that and as you hit on a bit there, the relationships with the banks are extremely important going forward. Is there some further detail you can give on the ability weather a recession to be an operating entity going forward? And are there other strategic things that the board is thinking of that might have the market valuation?
<A — Mark Layton>: I’ll answer the first part. Obviously I can’t comment specifically about other business that we evaluate. I mean, opportunities arise all the time and we are open minded to look at things as they come about. So I’ll leave the latter part of the question with a broad answer from there. On the first part of your question I just go back to my closing comments in there. We are strong, we have cash in the bank, we’re financially viable, our lending relationships are solid, and we’ve got a good new business flow out there. Other than being punched with the loss of a big client, if it wasn’t for those overshadowing things right now, we’d be very, very excited and optimistic about the year we’ve had and our outlook even for 2009 in light of the economic situation. We’ve got, at this point in time, we’ve got the financial resources and there’s question about our financial strength and viability out there. So I can’t explain the market. I haven’t been able to explain it for a long time and there’s no sense me whining about it. Everybody’s down. I think any CEO you talk to has the same feeling in terms of valuation at this point in time. So you know, but all we can do here is focus on running our business and continuing to do the things that we’re doing. We’ve put in six consecutive quarters of really solid financial performance. We’ve reiterated our 2008 EBITDA and bottom line guidance all year long. So I think we’ve forecasted well. Our teams performed well. We’re financially strong and viable. We’ll just keep moving along here and as this economic storm goes away we’ve got to hope that the valuation improves.
<Q — George Walsh>: Okay. But I guess the lynch pin at this point is the ability to have the banks going forward. Is there any further elaboration you can give on that?
<A — Mark Layton>: Well it’s, I mean, I’ll let Tom answer that again the same way he did a minute ago. Go ahead, Tom.
<A — Thomas Madden>: We’ve obviously stayed in close contact with them during the September and October issues that were impacting the credit industry as a whole. We had further discussions with them. We have already begun the renewal processes with the lending institutions. They’ve been pleased with our track record in the past. We’ll have to continue to work through a renewal process as we do every year.
<Q — George Walsh>: Okay, well. And another question you have a tax loss carried forward correct?
<A — Thomas Madden>: Yes, we do.
<Q — George Walsh>: Okay. And that’s about what 40 million or something?
<A — Thomas Madden>: Yes.
<Q — George Walsh>: Did you ever do a net present value of that? Just what you think that might be.
<A — Thomas Madden>: We haven’t done a detailed analysis. We’ve looked at that a couple of times, but nothing too significant.
<Q — George Walsh>: Yes, it’s probably around the market cap. That’s why it’s extraordinary to valuation at this point, but it would seem to me you guys are even at a deep discount to theoretically any liquidation value. So I bring these up because it’s just so important to reinforce, as you can or give, a confidence that as an ongoing business that can generate EBITDA and get through a tough environment you know that’s the name of the game right now as far as your operations are concerned versus the valuation in the marketplace.
<A — Mark Layton>: We understand that.
<Q — George Walsh>: All right.
<A — Mark Layton>: Go ahead, Tom. Back to Alex’s question there, go ahead.
<A — Thomas Madden>: Alex, you asked earlier about our client wins this year versus how they compare in the past. The way we took a look at our client win activity is we kind of establish based on our prospecting activity that we do a class for each calendar year. So if I take a look in the class of 2007 there would have been anybody that we would have proposed to during that our initial proposal would have been during calendar year 2007 and then we break it out again for class of 2008. So our class of 2007 we generated new contract values based on client’s projections of approximately $15 million per year [indiscernible]. The Class of 2008 so far this year, we’re at about $10 million signed new business activity. And obviously as we point out in our press release and our comments here, we still have a pretty significant pipeline of activity. And any of those deals that would close either later this year or into 2009 would be added to our wins for that Class of 2008. So we feel good about this success that we’ve had both last year and this year in winning new contract activities.
<A — Mark Layton>: Okay. Thanks Tom. The operator will take a couple of more questions.
Operator: [Operator Instructions] Your next question is a follow up from the line of Jim Curran from New Salem Investment Capital.
<Q — Jim Curran>: Yes. I guess it would be helpful to understand the diversity of your services, your revenue. Possibly, could you give us an idea of what, excluding the contract that’s gone away with the government, your two or three largest per year or per quarter customers?
<A — Thomas Madden>: As we take a look at it, obviously the large contract’s going away. But the second largest represented about 10% of our Service Fee business so far this year. And the third would represent about 6% of the Service Fee revenue this year. So it dropped off quite a bit in terms of the materiality of each of those individual customers to our overall Service Fee business after the contract with the US government agency is left out of the calculation.
<Q — Jim Curran>: So going forward, the risk of losing any one client is significantly reduced after this, right?
<A — Thomas Madden>: That is correct.
<Q — Jim Curran>: All right. Thank you.
<A — Thomas Madden>: Thank you.
Operator: Your next question is a follow up from the line of George Walsh from Gilford Securities.
<Q — George Walsh>: That was an interesting comment about getting close to breakeven and the shifting of the target there with eCOST. Obviously, that would also go a long way to helping the cash flow. Is that something you think that can be done in a consistent basis? Or are you just kind of feeling pretty good about the Christmas season? Or is it other things that give you some insight on that?
<A — Mark Layton>: Well, you know I’m guarded about the holiday season. You know all of our clients have; I mean no one really knows yet. I mean there’s such a huge ramp that happens the last week of November and then into December. And every year you kind of hold on and hope it’s there. And our daily numbers are good year on year and remain good. We had a good October in eCOST business in terms of year on year comparison in the same consumer segments I’m talking about specifically. So net end of it, it’s, I think that the comments are that the projections are solid in there. The thing I don’t know is exactly when the timeframe is. Clearly we’re going to do everything we can to show positive results for eCOST in 2009. And some of this is in the uncertainty about making ‘09 forecast here just based on all the moving parts right now, I don’t know how significant the economic situation is going to be, and what consumer demand is going to do. I don’t know who has the crystal ball that can say where the bottom here is. And once we have that we’ll have a better indication of where things are and where we go from here. But right now all I can do is tell you from yesterday backwards, the results remain good in a year-on-year comparison for us in that consumer segment. So you’ll probably begin continue to see lower year-on-year revenue comparisons as we grow the consumer piece and the business piece declines as we focus on the margin in there. But as I stated we can reach the cash flow break even point at a lower revenue level with a much higher gross margin characteristics that we see in the consumer segment.

<Q — George Walsh>: Okay. And are there more costs to take out there? Or is it more the gross margin function that’s going to drive it going forward?
<A — Mark Layton>: Costs you can always try to continue to tighten the belt. And we continue to evaluate that in all areas of our business particularly in light of the economic situation. So I can’t say that there aren’t any opportunities there. But the eCOST business runs pretty slim at this point in terms of its overall cost structure. I wouldn’t say that there’s not a material amount of cost that can come out of the eCOST business. We need gross margins, allow us to grow in order to drive the profitability.
Operator: Your next question comes from the line of Chris Cerniglia with Stifel Nicolaus.
<Q — Chris Cerniglia>: Hey guys. Are you seeing a slowdown in your upcoming gains in terms of new client gains? Last year we talked about I think it was $40 million. This year I think you just mentioned it was 30 million. Is the pipeline slowing down in this economic cycle?
<A — Mark Layton>: Knock on wood, not yet. You know, the pipeline, as Mike has covered, has stayed solid. I think we believe our pipeline is about seasonally correct where it is. This isn’t a typically high period for our pipeline from there. And keep in mind that pipeline number that Mike reported is net of five new deals that we just closed in the recent past, so those have all come out of the pipeline from there. So we have a good number, and I would say that we have no real indication at this point in time that the economic client is slowing people’s movement toward web commerce down. I don’t know this, but you look at the history, and I think it will continue to be there. Over a third of the growth of retail overall in the US came from retailers web commerce sites this last year, according to Forester. So I would expect, in this type of climate in there that it’s going to be even more of that activity as we look to next year. And that’s going to lead to clients seeking a breadth of services like we are providing in our end-to-end offering, and there’s just not that many of us out here doing this. So I think that it boards well for us in terms of the marketplace from there.
<Q — Chris Cerniglia>: What percentage of proposals are we winning in the last, say, 12 months?
<A — Michael Willoughby>: So I would say approximately probably about 15% would be the approximate number of proposals one two made.
<A>: You’ve got to keep in mind that very significant proposals allowed end up in the no action type of deal. So we’re not losing 85% to a competitive environment. I would say 60 to 70% of the proposals that we’ve sent out end up in some sort of delayed or no action that’s taken by the client activity out there. So you’re going to have to evaluate the win loss ratio based on that, [indiscernible].
<Q — Chris Cerniglia>: Each year you talk about how undervalued the company is and every year I ask whether or not you guys are gong to consider a buyback. Now here you are trading below a dollar. We just did a reverse split. I typically consider reverse splits the kiss of death. And here we are again 94 95 cents. Any interest in a buyback? Any interest in possibly partnering with a larger company that would take your revenues and build up a much bigger or better company?
<A>: Inspite of the economic climate out there we will conserve our cash internally so that we don’t have any plans to do a buy back activity of the shares at all. And I can’t get into the details of what things that we might do in terms of that except in terms of just saying that if opportunities arise we will look at them with open eyes and with the best interest of our company and shareholders in mind.
<Q — Chris Cerniglia>: All right. Thank you.

Operator: Your next question comes from the line of Quinton Maynard with Morehead Capital. Please go ahead.
<Q — Quinton Maynard>: Hello. You guys how are you doing today?
<A — Mark Layton>: Good, Quinton. How are you?
<Q — Quinton Maynard>: I am good. Just had a couple of quick questions for you; on that US Mint business is there any possibility that you could, potentially get any of that back? Or is that something that once they make a change it is a three to five year contract? So I know that you guys have talked in the past about how good the relationship is and just wanted to see if there was any possibility of getting a win you knows if any thing changes in their experience?
<A — Mark Layton>: Okay. I’ve got to reiterate that we did not disclose the name of the client, other than it being a US government client. It is important you know that we don’t jump to conclusions.
<Q — Quinton Maynard>: I am sorry I didn’t mean any US government client that it might be?
<A — Mark Layton>: That might be. And secondly, I can’t, for obvious reasons, make references to a specific client comments on related activity. What I will answer your question with is that we focused on reference ability in being a very important part of our sales cycle with clients. And we when we embrace a new client opportunities out there we strongly encourage them to speak to our current, former, and other perspective clients. And in comparing their strengths and weaknesses with our competition. As a results, it is important for us that when we do go through a disengagement with a client that we do so in a manner that is professional; that we do so in a manner that leaves them wanting us again in the future and we have seen client opportunities that definitely come back to us from thin air. We’ve had many situations where clients and left and thought that the grass was greener on the other side be it for pricing reasons or functionality reasons only to find out that the provider was incapable. We had clients that left us a little over a year ago over concerns related to adjustments that we wanted to make on pricing wise and went to a provider that they thought could to do it much more cheaply and the provider went bankrupt 90 days into performing the contract.
<Q — Quinton Maynard>: Man.
<A — Mark Layton>: So you know, even though these things are situations that had to be carefully evaluated by clients, but I’ll just answer that with the fact I think that the opportunity for us to reengage with any of our former clients is always there.
<Q — Quinton Maynard>: And your expectation is that this client will be reference-able for future clients then?
<A — Mark Layton>: Certainly, yes.
<Q — Quinton Maynard>: Yes, great. And then another question, I think you already answered it, but on the eCOST front, did you give any color for October? Did you think October on the B2C side was feeling pretty good?
<A — Mark Layton>: October’s results were in line with what we saw in September’s quarter.
<Q — Quinton Maynard>: Got you.
<A — Mark Layton>: In the consumer segment of that business.

<Q — Quinton Maynard>: Thank you very much.
Operator: Your next question is from the line of Alex Silverman with Special Situations.
<Q — Alex Silverman>: Am I right that this US government client actually gave you more business in the past year or so?
<A — Mark Layton>: Yes.
<Q — Alex Silverman>: If that’s the case, in theory, happy with the service you’re providing, therefore you lost this on someone coming in and giving a low ball price?
<A — Mark Layton>: Yes, and I can’t comment on specific client activity, Alex, for obvious reasons. But hypothetically if that were a scenario then you could certainly conclude that.
<Q — Alex Silverman>: Can we assume the loss was not over quality of service?
<A — Mark Layton>: Yes.
<Q — Alex Silverman>: Okay. And, yes, I went back and I looked about a year ago, November of last year, and you had roughly $30 million bidding — you had 30 million in proposals outstanding. You took, whatever, 15 million out last year, 10 million out this year, it’s flat, and this year’s obviously not over. If this US government client was 25 to 30 million it looks like it should another year to 18 months to replace them.
<A — Mark Layton>: That’s a reasonable time period, that’s correct.
<Q — Alex Silverman>: And that’s not crazy?
<A — Mark Layton>: Correct.
<Q — Alex Silverman>: And — Okay. Let’s see, I had one other. I just want to confirm what you just said. The month of October was similar on the B2C as the September quarter?
<A — Mark Layton>: That’s correct. I mean, basically the trends in October were very similar to what you saw in the Q3 results that were released.
<Q — Alex Silverman>: And B2C in the September quarter was plus 9%.
<A — Mark Layton>: That’s correct.
<Q — Alex Silverman>: That’s very strong.
<A — Mark Layton>: Yes.
<Q — Alex Silverman>: Great. Thank you very much.
<A — Mark Layton>: Thanks, Alex.
Operator: Your next question comes from the line of George Walsh with Gilford Securities.
<Q — George Walsh>: On the balance sheet you have a — from sequentially quarter there was an increase in the current portion of long term debt and capital lease obligations of about $3 million. Can you just comment on that? Is that seasonal? Or what are the issues there?

<A — Thomas Madden>: I think we talked about the last time that the debt amount was a little bit, unusually low because of the timing of some of the payments from our client activity; so most of the increase this time was about a $3 million increase with our Comerica facility that we have in place. So that was a key component. And the other thing would be is compared to last year, the December of 2007 balance, our current maturity balance is a little bit higher because of the fact that some of our bond financing that we have in place has a; its secured by a letter of credit with Comerica. And we have to go through an annual renewal process on that letter of credit at different points in the year. That is either categorized as a current or long term obligation, depending on exactly when that happens.
<Q — George Walsh>: Okay. Neither on a receivables basis?
<A — Thomas Madden>: On the Comerica facility it’s an asset base, lending facility primarily on receivables. Obviously some of the other debt instruments we have in place cover both the receivables and inventory.
<Q — George Walsh>: Okay. And receivable collection patterns there are?
<A — Thomas Madden>: And we’re staying on top of it.
<Q — George Walsh>: Okay.
<A — Thomas Madden>: It’s something we’re watching closely.
<Q — George Walsh>: Okay. And on Supplies Distributors, just any comment on the current market and the outlook there?
<A — Thomas Madden>: You know this year has been relatively flat with where it’s been the last several years in terms of overall revenue performance there. We’re hopeful that we’ll see some increases as we look to the future. But we’re still waiting for the InfoPrint team to come back and provide us some of their internal guidance for what they expect product placements to be. And then we can allocate that to our targets for 2009 and going forward.
<Q — George Walsh>: Okay. But those relationships with those clients are good, and you fully expect that business to continue well into 2009 going forward?
<A — Thomas Madden>: Yes.
<Q — George Walsh>: Okay. Very good. Thank you.
Operator: Your next question comes from the line of Jim Curran with New Salem Investment.
<Q — Jim Curran>: On a previous question you said that you did about 15% of your proposals that turn into business? I’m to understand how that fits vis a vis your pipeline. Maybe what percent of your proposals end up in the pipeline, or what percent of your pipeline ends up as contracts?
<A — Michael Willoughby>: In order for us to count an opportunity in our pipeline we have to deliver a proposal. So 100% of the pipeline number has a proposal associated with it. Some are relatively small deals in our classification. And some are larger. So if we were to do 40 proposals in a year and win 10 deals, running at, say, 25%, which the range could be 15 to 20 in a given situation. It could be reflective on a mix of relatively smaller deals plus a few large ones.
<Q — Jim Curran>: So I would have assumed you have to have a proposal to get in the pipeline. But are there maybe proposals that you think are low likelihood that you don’t even put in the pipeline?

<A — Michael Willoughby>: No. Well, obviously each proposal has a certain percent likelihood associated with it. They’re not all equally likely to land.
<A>: But we will take a look at our pipeline that we report each time and try to ensure that the proposal amounts that are out there reflect currently active deals that we’re working on. And to the extent that it’s gone inactive or something like that, we try to ensure that those are eliminated when word has been communicated to us.
<A>: That’s right.
<Q — Jim Curran>: So essentially, your pipeline is your currently active proposals.
<A>: That’s correct.
<Q — Jim Curran>: Okay. Thanks.
Operator: At this time we have no further questions. Are there any closing remarks?
Mark C. Layton, Chairman, Senior Partner, Chief Executive Officer
Thank you, everyone. Have a great weekend.
Operator: This concludes today’s conference call. You may now disconnect.
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